UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      November 25, 2008

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code             (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05               Costs Associated with Exit or Disposal Activities.

The disclosure set forth in Item 1.02 of the Current Report on Form 8-K filed by Cephalon, Inc. (“Cephalon” or the “Company”) on December 1, 2008 is hereby incorporated by reference.

On November 26, 2008, Cephalon, Inc. (“Cephalon” or the “Company”) entered into a Termination Agreement (the “Termination Agreement”) with Alkermes, Inc. (“Alkermes”) pursuant to which the parties agreed to end their collaboration with respect to the Products (as such term is defined in the License and Collaboration Agreement), including VIVITROL® (naltrexone for extended-release injectable suspension) under the License and Collaboration Agreement effective as of June 23, 2005, as amended to date, between the parties and the Supply Agreement effective as of June 23, 2005, as amended to date, between the parties (the “Supply Agreement”).

The Termination Agreement is intended to reduce the Company’s cost structure and enhance competitiveness.  Pursuant to the Termination Agreement, the Company will incur certain costs associated with exit or disposal activities.  The estimated pretax charges associated with the Termination Agreement total approximately $119.1 million to $119.8 million.  These charges include (i) cash charges of approximately $11.5 million to $12.2 million, primarily relating to a termination payment of $11.0 million to Alkermes and severance costs of approximately $0.5 million to $1.2 million and (ii) non-cash charges of approximately $107.6 million, relating to the $17.2 million loss on disposal of the Product Manufacturing Equipment and other Capital Improvements (as such terms are defined in the Supply Agreement) and the $90.4 million impairment charge to write-off the net book value of the VIVITROL intangible assets.  Substantially all of these estimated pretax charges will be recognized in the fourth quarter 2008.

Item 2.06               Material Impairments.

The disclosures set forth in Item 1.02 of the Current Report on Form 8-K filed by the Company on December 1, 2008 and Item 2.05 above are hereby incorporated by reference.

Item 8.01               Other Events.

On November 25, 2008, Cephalon received a Paragraph IV certification letter (the “Impax Letter”) relating to an abbreviated new drug application (“ANDA”) submitted to the U.S. Food and Drug Administration (the “FDA”) by Impax Laboratories, Inc. (“Impax”) requesting approval to market and sell a generic version of the 15 mg and 30 mg strengths of AMRIX® (Cyclobenzaprine Hydrochloride Extended-Release Capsules).  In the Impax Letter, Impax alleges that the U.S. Patent Number 7,387,793 (the “Eurand Patent”), entitled “Modified Release Dosage Forms of Skeletal Muscle Relaxants,” issued to Eurand, Inc. (“Eurand”) will not be infringed by Impax’s manufacture, use or sale of the product described in Impax’s ANDA and reserves its right to challenge the validity and/or enforceability of the Eurand Patent. The Eurand Patent claims certain extended-release formulations containing cyclobenzaprine and expires on February 26, 2025. Eurand, the developer of AMRIX, and Cephalon, the exclusive licensee and marketer of AMRIX in the United States, currently are reviewing the Impax Letter.  By statute, if Eurand initiates a patent infringement lawsuit against Impax within 45 days,  the FDA would be prevented from approving  Impax’s ANDA until the earlier of a district court judgment in favor of Impax or 30 months from the November 2008 receipt of the Impax Letter. The companies will work together to determine the most appropriate course of action.

As previously disclosed in Cephalon’s Current Report on Form 8-K filed November 26, 2008, the Company  and Eurand filed a lawsuit in U.S. District Court in Delaware against Mylan Pharmaceuticals, Inc. and its subsidiary Mylan, Inc. (collectively, “Mylan”) and Barr Laboratories, Inc. and its subsidiary Barr Pharmaceuticals, Inc. (collectively, “Barr”) for infringement of the Eurand Patent. The lawsuit is based upon ANDAs filed individually by Mylan and Barr seeking FDA approval to market and sell a generic version of the 15mg and 30mg strengths of AMRIX in the United States.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: December 1, 2008	By:	/s/ J. Kevin Buchi
J. Kevin Buchi
Executive Vice President and Chief Financial
Officer